Exhibit 10.1

CHANGE IN CONTROL AGREEMENT
Amended and Restated as of December 6, 2019

This CHANGE IN CONTROL AGREEMENT (“Agreement”) is made as of December 6, 2019, between UGI Corporation (the “Company”) and John L. Walsh (the “Employee”).
WHEREAS, the Company and the Employee previously entered into a Change in Control Agreement, as amended and restated as of May 12, 2008 (the “Existing Agreement”);
WHEREAS, the Company and Employee wish to enter into this Agreement, which is an amendment and restatement of the Existing Agreement pursuant to which the Agreement is amended to eliminate any tax gross up provision under Internal Revenue Code Section 280G and to make certain other modifications;
WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company’s management to their assigned duties without distraction arising from the possibility of a Change in Control (as defined below), although no such change is now contemplated;
WHEREAS, in order to induce the Employee to remain in the employ of the Company, the Company agrees that the Employee shall receive the compensation set forth in this Agreement in the event the Employee’s employment with the Company is terminated in connection with a Change in Control as a cushion against the financial and career impact on the Employee of any such Change in Control;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereby agree that the Existing Agreement is amended and restated as follows:
1.Definitions. For all purposes of this Agreement, the following terms shall have the meanings specified in this Section unless the context clearly otherwise requires:
(a)    “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of Regulation 12B under the Exchange Act.
(b)    A Person shall be deemed the “Beneficial Owner” of any securities: (i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange; (ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of Regulation 13D-G under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this clause (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Proxy Rules under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) above) or disposing of any voting securities of the Company; provided, however, that nothing in this Section 1(b) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.
(c)    “Board” shall mean the Board of Directors of the Company.
(d)    “Cause” shall mean (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. The determination of Cause shall be made by an affirmative vote of at least two-thirds of the members of the Board at a duly called meeting of the Board.
(e)    “Change in Control” shall have the meaning set forth in the attached Exhibit A to this Agreement.
(f)    “COBRA Cost” shall mean 100% of the “applicable premium” under section 4980B(f)(4) of the Code for continued medical and dental COBRA Coverage under the Company’s benefit plans.
(g)    “COBRA Coverage” shall mean continued medical and dental coverage under the Company’s benefit plans, as determined under section 4980B of the Code.
(h)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(i)    “Compensation Committee” shall mean the Compensation and Management Development Committee of the Board.
(j)    “Continuation Period” shall mean the three-year period beginning on the Employee’s Termination Date.

(k)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(l)    “Executive Severance Plan” shall mean the Company’s Senior Executive Employee Severance Pay Plan, as in effect from time to time.
(m)    “Good Reason Termination” shall mean a Termination of Employment initiated by the Employee upon one or more of the following occurrences:
(i)    a material breach by the Company of any terms of this Agreement, including without limitation a material breach of Section 2 or 13 of this Agreement;
(ii)    a material diminution in the authority, duties or responsibilities held by the Employee immediately prior to the Change in Control;
(iii)    a material diminution in the Employee’s base compensation as in effect immediately prior to the Change in Control; or
(iv)    a material change in the geographic location at which the Employee must perform services (which, for purposes of this Agreement, means the Employee is required to report, other than on a temporary basis (less than 12 months), to a location which is more than 50 miles from the Employee’s principal place of business immediately preceding the Change in Control, without the Employee’s express written consent).
Notwithstanding the foregoing, the Employee shall be considered to have a Good Reason Termination only if the Employee provides written notice to the Company, pursuant to Section 3, specifying in reasonable detail the events or conditions upon which the Employee is basing such Good Reason Termination and the Employee provides such notice within 90 days after the event that gives rise to the Good Reason Termination. Within 30 days after notice has been provided, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Termination. If the Company does not cure such events or conditions within the 30-day period, the Employee may terminate employment with the Company based on Good Reason Termination within 30 days after the expiration of the cure period.
(n)    “Key Employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation Committee or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Compensation Committee or its delegate in accordance with the provisions of section 409A of the Code and the regulations issued thereunder.
(o)    “Postponement Period” shall mean, for a Key Employee, the period of six months after separation from service (or such other period as may be required by section 409A of the Code), during which severance payments may not be paid to the Key Employee under section 409A of the Code.

(p)    “Release” shall mean a release of any and all claims against the Company, its Affiliates, its Subsidiaries and all related parties with respect to all matters arising out of the Employee’s employment by the Company and its Affiliates and Subsidiaries, or the termination thereof (other than claims relating to amounts payable under this Agreement or benefits accrued under any plan, program or arrangement of the Company or any of its Subsidiaries or Affiliates) and shall be in the form required by the Company of its terminating executives immediately prior to the Change in Control.
(q)    “Subsidiary” shall mean any corporation in which the Company, directly or indirectly, owns at least a 50% interest or an unincorporated entity of which the Company, directly or indirectly, owns at least 50% of the profits or capital interests.
(r)    “Termination Date” shall mean the effective date of the Employee’s Termination of Employment, as specified in the Notice of Termination.
(s)    “Termination of Employment” shall mean the termination of the Employee’s actual employment relationship with the Company and its Subsidiaries and Affiliates.
2.    Employment. After a Change in Control, during the term of the Agreement, Employee shall continue to serve in the same or a comparable executive position with the Company as in effect immediately before the Change in Control, and with the same or a greater target level of annual and long-term compensation as in effect immediately before the Change in Control.
3.    Notice of Termination. Any Termination of Employment upon or following a Change in Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for the Employee’s Termination of Employment under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice) except as provided in Section 1(m) above).
4.    Severance Compensation upon Termination of Employment.
(a)    In the event of the Employee’s involuntary Termination of Employment by the Company or a Subsidiary or Affiliate for any reason other than Cause or in the event of a Good Reason Termination, in either event upon or within two years after a Change in Control, the Employee will receive the following amounts in lieu of any severance compensation and benefits under the Executive Severance Plan or any other severance plan of the Company or a Subsidiary or Affiliate:
(i)    The Company shall pay to the Employee a lump sum cash payment equal to the greater of (A) or (B) as set forth below:

(A)    The Separation Pay and Paid Notice as calculated under the terms of the Executive Severance Plan based on the Employee’s compensation and service as of the Termination Date, or
(B)    Three multiplied by the sum of (1) the Employee’s annual base salary plus (2) the Employee’s annual bonus. The annual base salary for this purpose shall be the Employee’s annual base salary in effect as of the Employee’s Termination Date. The annual bonus shall be calculated for this purpose as the greater of (x) the average annual cash bonus paid to the Employee for the three full fiscal years of the Company preceding the fiscal year in which the Termination Date occurs or (y) the Employee’s target annual cash bonus for the fiscal year in which the Termination Date occurs. For purposes of the preceding sentence, if the Employee has not received an annual cash bonus for three full fiscal years, the Employee’s average annual cash bonus shall be determined by dividing the total annual cash bonuses received by the Employee during the preceding three full fiscal years by the number of full and fractional years for which the Employee received an annual cash bonus during such three-year period.
(ii)    The Company shall pay to the Employee a single lump sum payment equal to the COBRA Cost that the Employee would incur if the Employee continued medical and dental coverage under the Company’s benefit plans during the Continuation Period, based on the benefits in effect for the Employee (and, if applicable, his or her spouse and dependents) at the Termination Date, less the amount that the Employee would be required to contribute for medical and dental coverage if the Employee were an active employee. The cash payment shall include a tax gross up payment equal to 75% of the lump sum amount described in the preceding sentence. The Employee may elect continuation coverage under the Company’s applicable medical and dental plans during the Continuation Period by paying the COBRA Cost of such coverage. COBRA Coverage shall run concurrently with the Continuation Period, and nothing in this Section shall limit the Employee’s right to elect COBRA Coverage for the full period permitted by law.
(iii)    The Employee’s benefit under the Company’s executive retirement plan in which the Employee participates shall be calculated as if the Employee had continued in employment during the Continuation Period, earning base salary and bonus at the annual rate calculated under subsection (i)(B) above.
(iv)    The Company shall pay to the Employee an amount equal to the Employee’s target annual cash bonus amount for the Company’s fiscal year in which the Termination Date occurs, multiplied by the number of months (with a partial month counting as a full month) elapsed in the fiscal year to the Termination Date and divided by 12, as well as any amounts due but not yet paid from the prior year under such plan.
(b)    Notwithstanding the foregoing, no payments shall be made to the Employee under this Section 4 unless the Employee signs and does not revoke a Release. The amounts described in subsections (a) (i), (ii) and (iv) above shall be paid on the 30th day after the Termination Date subject to the Company’s receipt of a Release and expiration of the revocation period for the

Release. Payments under this Agreement shall be made by mail to the last address provided for notices to the Employee pursuant to Section 14 of this Agreement.
5.    Other Payments.
Upon any Termination of Employment entitling the Employee to payments under this Agreement, the Employee shall receive all accrued but unpaid salary and all benefits accrued and payable under any plans, policies and programs of the Company and its Subsidiaries or Affiliates, provided that the Employee shall not receive severance benefits under the Executive Severance Plan or any other severance plan of the Company or a Subsidiary or Affiliate.
6.    Interest; Enforcement.
(a)    If the Company shall fail or refuse to pay any amounts due the Employee under Section 4 on the applicable due date, the Company shall pay interest at the rate described below on the unpaid payments from the applicable due date to the date on which such amounts are paid. Interest shall be credited at an annual rate equal to the rate listed in the Wall Street Journal as the “prime rate” as of the Employee’s Termination Date, plus 1%, compounded annually.
(b)    It is the intent of the parties that the Employee not be required to incur any expenses associated with the enforcement of the Employee’s rights under this Agreement by arbitration, litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Employee hereunder. Accordingly, the Company shall pay the Employee on demand the amount necessary to reimburse the Employee in full for all reasonable expenses (including all attorneys’ fees and legal expenses) incurred by the Employee in enforcing any of the obligations of the Company under this Agreement. The Employee shall notify the Company of the expenses for which the Employee demands reimbursement within 60 days after the Employee receives an invoice for such expenses, and the Company shall pay the reimbursement amount within 15 days after receipt of such notice.
7.    No Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.
8.    Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company, or any of its Subsidiaries or Affiliates, and for which the Employee may qualify.
9.    No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others.

10.    Taxation. All payments under this Agreement shall be subject to all requirements of the law with regard to tax withholding and reporting and filing requirements, and the Company shall use its best efforts to satisfy promptly all such requirements.
11.    Effect of Section 280G on Payments.
(a)    Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the Company shall reduce (but not below zero) the aggregate present value of the Payments under the Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide the Employee with a greater net after-tax amount than would be the case if no reduction was made. The Payments shall be reduced as described in the preceding sentence only if (A) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (B) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which the Employee would be subject with respect to the unreduced Payments). Only amounts payable under this Agreement shall be reduced pursuant to this subsection (a). The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(b)    All determinations to be made under this Section 11 shall be made by an independent registered public accounting firm or consulting firm selected by the Company immediately prior to the Change in Control, which shall provide its determinations and any supporting calculations both to the Company and the Employee within 10 days of the Change in Control. Any such determination by such firm shall be binding upon the Company and the Employee.
(c)    All of the fees and expenses of the firm in performing the determinations referred to in this Section shall be borne solely by the Company.
12.    Term of Agreement. The term of this Agreement shall be for three years from the date hereof and shall be automatically renewed for successive one-year periods unless the Company notifies the Employee in writing that this Agreement will not be renewed at least 60 days prior to the end of the then current term; provided, however, that (i) if a Change in Control occurs during the term of this Agreement, this Agreement shall remain in effect for two years following such Change in Control or until all of the obligations of the parties hereunder are satisfied or have expired, if later, and (ii) this Agreement shall terminate if the Employee’s employment with the Company terminates for any reason before a Change in Control (regardless of whether the Employee is thereafter employed by a Subsidiary or Affiliate of the Company).
13.    Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to notify the Employee in writing as to such successorship, to provide the Employee the opportunity to review and agree to the successor’s assumption of this Agreement or to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as defined above and any such successor or successors to its business or assets, jointly and severally.
14.    Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:
If to the Company, to:
460 North Gulph Road
King of Prussia, PA 19406
Attention: Corporate Secretary
If to the Employee, to the most recent address provided by the Employee to the Company or a Subsidiary or Affiliate for payroll purposes, or to such other address as the Company or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a Change in Control, notice at the last address of the Company or any successor pursuant to Section 13 shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.
15.    Section 409A of the Code.
(a)    This Agreement is intended to meet the requirements of the “short-term deferral exception,” “separation pay exception” and other exceptions under section 409A of the Code, as applicable. However, if the Employee is a Key Employee and if required by section 409A of the Code, no payments or benefits under this Agreement shall be paid to the Employee during the

Postponement Period. If payment is required to be delayed for the Postponement Period pursuant to section 409A, the accumulated amounts withheld on account of section 409A, with interest as described in Section 6 above, shall be paid in a lump sum payment within 15 days after the end of the Postponement Period. If the Employee dies during the Postponement Period prior to the payment of benefits, the amounts withheld on account of section 409A, with interest as described above, shall be paid to the Employee’s estate within 60 days after the Employee’s death.
(b)    Notwithstanding anything in this Agreement to the contrary, if required by section 409A, payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable. As used in the Agreement, the term “termination of employment” shall mean the Employee’s separation from service with the Company and its Subsidiaries and Affiliates within the meaning of section 409A and the regulations promulgated thereunder. For purposes of section 409A, each payment under the Agreement shall be treated as a separate payment. In no event may the Employee designate the year of payment for any amounts payable under the Agreement. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.
16.    Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.
17.    Contents of Agreement; Amendment. This Agreement supersedes all prior agreements with respect to the subject matter hereof (including without limitation the Existing Agreement and any other change in control agreement in effect between the Company or a Subsidiary or Affiliate and the Employee) and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof. This Agreement cannot be amended except pursuant to approval by the Board and a written amendment executed by the Employee and the Chair of the Compensation Committee. The provisions of this Agreement may require a variance from the terms and conditions of certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof in order to obtain the maximum benefits for the Employee. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.
18.    No Right to Continued Employment. Nothing in this Agreement shall be construed as giving the Employee any right to be retained in the employ of the Company or a Subsidiary or Affiliate.
19.    Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee and the Company hereunder shall not be assignable in whole or in part.

20.    Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.
21.    Remedies Cumulative; No Waiver. No right conferred upon the Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.
22.    Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
23.    Arbitration. In the event of any dispute under the provisions of this Agreement other than a dispute in which the sole relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Montgomery County, Pennsylvania, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before one arbitrator who shall be an executive officer or former executive officer of a publicly traded corporation, selected by the parties. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. The Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses).
IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above. By executing this Agreement, the undersigned acknowledge that this Agreement replaces and supersedes the Existing Agreement and any other understanding regarding the matters described herein.
UGI Corporation

By:    /s/ Erika A. Spott
Name: Erika A. Spott
Title: Vice President – Human Resources
and Global Leadership Development

/s/ John L. Walsh
John L. Walsh
President and Chief Executive Officer

EXHIBIT A
UGI CORPORATION
CHANGE IN CONTROL

For purposes of this Agreement, “Change in Control” shall mean:
(i)    Any Person (except the Employee, his Affiliates and Associates, the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner in the aggregate of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”); or
(ii)    Individuals who, as of the beginning of any 24-month period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the beginning of such period whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company; or
(iii)    Consummation by the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, Beneficially Own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or
(iv)    (A) Consummation of a complete liquidation or dissolution of the Company or (B) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.